EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-181163 on Form S-8 of our reports dated February 23, 2015 relating to the financial statements and financial statement schedule of American Axle & Manufacturing Holdings, Inc. and of our report dated February 23, 2015 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of American Axle & Manufacturing Holdings, Inc.'s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Detroit, Michigan
July 31, 2015

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